Exhibit 10.3
Execution Copy

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of November 20, 2002 , by and between CONSTAR INTERNATIONAL INC., a Delaware corporation (“Constar”) and CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“Crown”).

RECITALS

A.    Crown owns all of the issued and outstanding common stock, $.01 par value per share, of Constar.

B.    Crown and Constar are contemplating that an initial public offering will be made of the capital stock of Constar (the “Initial Public Offering”), resulting in public ownership of Constar. This Non-Competition Agreement is ancillary to, and necessary to assure the success of, the Initial Public Offering.

C.    In the Initial Public Offering, Crown will be receiving valuable consideration from the new public shareholders of Constar for the going concern value of Constar. In order to protect the value of the underlying know-how, goodwill and assets of Constar and the Constar shareholders’ investment therein, to assure that Crown does not unfairly appropriate that value, and to facilitate the establishment of Constar as a freestanding company, Crown is agreeing to restrict certain commercial activities for a limited period of time following the date of completion of the Initial Public Offering (the “Closing Date”).

D.    With the exception of a small presence in the United Kingdom and Ireland, Constar currently does not compete in the plastic closures business. However, as a result of its past joint sales activities with Crown, Constar employees have obtained access to valuable intellectual property of Crown and its Affiliates relating to Crown’s plastic closure business. This intellectual property includes trade secrets relating to the identity and location of customers, customer buying preferences, product designs, product development programs, prototype designs and other confidential and commercially valuable information. Crown intends to continue in the plastic closures business and does not intend to license this information to Constar except to the extent necessary to allow Constar to continue the plastic closures business which Constar currently conducts. In order to assure that Constar does not use these trade secrets to compete unfairly against Crown, Constar is agreeing to restrict the scope of certain of its commercial activities for a limited period of time following the Initial Public Offering.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Crown and Constar, for themselves and their successors and assigns, and intending to be legally bound hereby, hereby agree as follows:

Section 1.    Restrictive Covenants.

(a)    For purposes of this Agreement, “Affiliate” shall mean, with respect to either party, any entity directly or indirectly controlling, controlled by, or under common control with, such party at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such entity, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, under no circumstances shall (i) Constar be deemed to be an Affiliate of Crown, (ii) any Affiliates of Constar be deemed to be Affiliates of Crown if such Affiliates’ relationship to Crown exists solely as a result of their being Affiliates of Constar, (iii) Crown be deemed to be an Affiliate of Constar or (iv) any Affiliates of Crown be deemed to be Affiliates of Constar if such Affiliates’ relationship to Constar exists solely as a result of their being Affiliates of Crown.

(b)    Constar covenants and agrees, on behalf of itself and its Affiliates, that during the five-year period immediately following the Closing Date (the “Restricted Period”), neither Constar nor any of its Affiliates shall directly or indirectly engage in, manage, operate or join in the management or operation of, or provide marketing, research or manufacturing support or act as a distributor for, or acquire any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in, manages, operates or joins in the management or operation of, or provides marketing, research or manufacturing support or acts as a distributor for, plastic or plastic/metal composite closures and systems to fit glass, plastic or metal containers and dispensing, tamper-evident, child-resistant and lined and unlined single- and multi-component closures and droppers (the “Plastic Closures Business”), so long as Crown, or any Affiliate of Crown, continues to operate in the Plastic Closures Business; provided, however, that it shall not be a violation of this Section 1(b) for Constar or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any entity engaged in the Plastic Closures Business that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Constar or any of its Affiliates (x) is not a controlling person or a member of a group that controls such entity and (y) does not, directly or indirectly, own more than 10% or more of the voting securities of such entity, (ii) to directly or indirectly acquire Control of any entity engaged in the Plastic Closures Business, provided that Constar disposes of the Plastic Closures Business of such entity within eighteen months after the closing date of such acquisition, (iii) to engage in the Plastic Closures Business solely to the extent and for the term permitted under the Newark Component Supply and Lease of Related Assets Agreement, (iv) to continue operating the Plastic Closures Business that Constar currently conducts at its facility in Sherburn, England, provided that such facility may only produce and distribute products related to the Plastic Closures Business in the United Kingdom and Ireland for use on products filled in the United Kingdom and Ireland and solely in accordance with the terms of the Patent License Agreement or (v) to perform research activities involving products within the Plastic Closures Business to the extent that such research is necessary to ensure compatibility of Constar’s plastic bottles and preforms with plastic and plastic/metal closures.

(c)    Crown covenants and agrees, on behalf of itself and its Affiliates, that during the Restricted Period, neither Crown nor any of its Affiliates shall within the Restricted Territory (set forth on Schedule 1(c)(A)) directly or indirectly engage in, manage, operate or join in the management or operation of, or provide marketing, research or manufacturing support or act as a distributor for, or acquire any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in, manages, operates or joins in the management or operation of, or provides marketing, research or manufacturing support or acts as a distributor for, bottles and preforms manufactured from polyethylene terephthalate (the “PET Business”), so long as Constar, or any Affiliate of Constar, continues to operate in the PET Business; provided, however, that it shall not be a violation of this Section 1(c) for Crown or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any entity engaged in the PET Business that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Crown or any of its Affiliates (x) is not a controlling person or a member of a group that controls such entity and (y) does not, directly or indirectly, own more than 10% or more of the voting securities of such entity, (ii) to directly or indirectly acquire Control of any entity engaged in the PET Business, provided that Crown disposes of the PET Business of such entity within eighteen months after the closing date of such acquisition, (iii) to engage in the production at Crown’s facility located in Bridge of Allan, Stirling, Scotland of, and to distribute, Limited PET Bottles for specified uses as set forth on Schedule 1(c)(B), and to perform related management, operational, marketing, research and manufacturing activities, provided that Crown may construct a replacement facility for such Bridge of Allan facility, which facility may then engage in such activities (iv) to engage in the production through FABA Sirma S.p.A in Parma, Italy and through FABA Sud S.p.A. in

Nocera Superiore (Salerno), Italy (together, the “FABA Companies”), and distribution in the Limited Markets (as set forth on Schedule 1(c)(B)), of bottles and preforms manufactured from polyethylene terephthalate in the Limited Product Lines (as set forth on Schedule 1(c)(B)), and related management, operational, marketing, research and manufacturing activities, (v) to engage in the production at Crown’s Risdon-AMS Division, and distribution on a global basis, of Cosmetics and Fragrance Bottles (as defined on Schedule 1(c)(B)) using PET and any method of production, and related management, operational, marketing, research and manufacturing activities, notwithstanding the prohibitions of Section 1(d), (vi) to engage in the PET Business solely to the extent and for the term permitted under the Salt Lake City PET Products Supply and Lease Agreement, (vii) to engage in the PET Business solely to the extent and for the term permitted under the Voghera PET Preform Supply and Lease of Related Assets Agreement, (viii) to engage in the PET Business solely to the extent and for the term permitted under the FABA Supply Agreement, (ix) to engage in the production and distribution, on a global basis, of aerosol cans manufactured from polyethylene terephthalate, and to perform related management, operational, marketing, research and manufacturing activities; provided that, in the event that Crown decides to have the manufacturing of aerosol cans manufactured from polyethylene terephthalate performed by a third party, Crown will collect bids from potential third party manufacturers and will then present Constar with the terms of the most favorable bid (the “Notice of Terms”), as decided by Crown in its sole discretion, upon which time Constar will have 10 days from the date of delivery to Constar of the Notice of Terms to evaluate the terms thereof and notify Crown that it is willing to manufacture such aerosol cans on terms at least as favorable to Crown as those set forth in the Notice of Terms, in which event Constar and Crown will negotiate in good faith and will have 30 days to reach a definitive agreement with respect to such manufacturing services (the “Constar Right of First Refusal”); provided, however, that, upon the earlier to occur of (x) 10 days having elapsed since the date of delivery to Constar of the Notice of Terms without Constar notifying Crown that it is exercising the Constar Right of First Refusal, (y) 40 days having elapsed since the date of delivery to Constar of the Notice of Terms without Constar and Crown entering into a definitive agreement with respect to such manufacturing services, and (z) Constar having notified Crown in writing that it will not exercise the Constar Right of First Refusal, Crown will be free to engage any other third party to provide such manufacturing services; provided, further, that, the Constar Right of First Refusal will terminate upon a change of Control of Constar, (x) to engage in the production at Crown’s Specialty Bottles Division in Europe, and distribution in the Restricted Markets (as set forth on Schedule 1(c)(B)), of bottles and preforms manufactured from polyethylene terephthalate in the Restricted Product Lines (as set forth on Schedule 1(c)(B)), and to perform related management, operational, marketing, research and manufacturing activities, (xi) notwithstanding anything in this Agreement to the contrary, in the event that any Crown Entity is partially sold in any manner after the Initial Public Offering Date, (x) to retain any ownership interest in any such Crown Entity (including where the Crown Entity is no longer a Crown Entity after the transaction) or (y) to acquire in connection with any such transaction any ownership interest in any entity that acquires any part of any such Crown Entity (including where the Crown Entity is no longer a Crown Entity after the transaction), (xii) to provide research services with respect to pharmaceutical bottles manufactured from polyethylene terephthalate pursuant to the terms of the Research and Development Agreement, dated as of March 28, 2002, between CarnaudMetalbox plc and Pharma Capital S.A., as amended from time to time in accordance with its terms or (xiii) to perform research activities involving products within the PET Business to the extent that such research is necessary to ensure compatibility of Crown’s plastic and plastic/metal closures with plastic bottles and preforms.

(d)    Without limiting the scope of the obligations and permitted activities set forth in Section 1(c), Crown covenants and agrees, on behalf of itself and its Affiliates, that during the Restricted Period, neither Crown nor any of its Affiliates shall within the United States directly or indirectly engage in, manage, operate or join in the management or operation of, or provide marketing, research or manufacturing support or act as a distributor for, or acquire any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in, manages, operates or joins in the management or operation of, or provides marketing, research or manufacturing support or acts as a distributor for, the production and distribution (and related management, operational, marketing, research and manufacturing activities) of extrusion blow molded bottles for any business except the cosmetics and fragrances business (the “US EBM Business”), so long as Constar, or any Affiliate of Constar, continues to operate in the US EBM Business; provided, however, that it shall not be a violation of this Section 1(d) for Crown or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any entity engaged in the US EBM Business that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Crown or any of its Affiliates (x) is not a controlling person or a member of a group that controls such entity and (y) does not, directly or indirectly, own more than 10% or more of the voting securities of such entity, (ii) to directly or indirectly acquire Control of any entity engaged in the US EBM Business, provided that Crown disposes of the US EBM Business of such entity within eighteen months after the closing date of such acquisition or (iii) to provide research services with respect to pharmaceutical bottles manufactured using extrusion blow molding pursuant to the terms of the Research and Development Agreement, dated as of March 28, 2002, between CarnaudMetalbox plc and Pharma Capital S.A., as amended from time to time in accordance with its terms.

(e)    Notwithstanding anything in this Agreement to the contrary, Crown and Constar agree that (i) Crown may continue to maintain and, at Crown’s option, increase its direct or indirect ownership in the following entities and that the following entities (and their successors and subsidiaries, if any) may engage in the PET Business on a global basis (except as the following entities may otherwise be restricted by their respective relevant agreements or organizational documents):

(1)	Empaques Constar S.A. de C.V., a Mexican entity;

(2)	Empaques Sewell S.A. de C.V., a Mexican entity;

(3)	Petropar Embalagens S.A., a Brazilian entity;

(4)	CMB Plastique Maroc, a Moroccan entity;

(5)	Emirates Can Company Ltd., a United Arab Emirates entity; and

(6)	Beijing CMB Co. Ltd., a Chinese entity;

provided, however, that during the Restricted Period, in the event that Crown acquires 100% ownership of any such entity, Crown will cause such entity to refrain from expanding its PET Business beyond the geographic scope of such PET Business as it existed at the time of Crown’s acquisition of 100% ownership thereof, and (ii) the FABA Companies may provide technical assistance and research and development services to CMB Plastique Maroc with respect to bottles and preforms for bottles for water and carbonated soft drinks manufactured from polyethylene terephthalate.

(f)    Except as otherwise expressly set forth in the Ancillary Agreements or as the parties may otherwise mutually agree, each of Crown and Constar covenant and agree that, (i) if this Agreement is terminated, for a period of two years from the date that this Agreement is terminated, and (ii) if this Agreement is not terminated, during the Restricted Period, neither party, nor any of their respective Affiliates shall, directly or indirectly, solicit for employment or employ any employee of the other party or any of the other party’s Affiliates (or any successor to the foregoing); provided, however, that the foregoing provision will not prevent either party or their respective Affiliates from soliciting or employing any such person whose employment with the other party had been terminated (either by such other party or such person) prior to the time any solicitation of such person by such party or its Affiliate occurred.

(g)    Crown and Constar hereby acknowledge and agree that the restrictions and limitations set forth in this Section 1 are reasonable and fair and are reasonably required for the protection of each other’s interests. Crown and Constar will cause their respective Affiliates to comply with this Agreement.

(h)    For avoidance of doubt, nothing in this Agreement shall prevent Crown or any of its Affiliates from operating, and it shall not be a violation of this Agreement for Crown or any of its Affiliates to operate, the businesses that they currently conduct that are not expressly limited hereby.

Section 2.    Remedies.  Both Crown and Constar acknowledge and agree that the remedy at law for any breach, or threatened breach, of any of the provisions of Section 1 of this Agreement will be inadequate and, accordingly, both Crown and Constar covenant and agree that each party shall, in addition to any other rights and remedies which such party may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of such party, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that such party may have as a result of any such breach or threatened breach, including the recovery of damages from the other party.

Section 3.    Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party or any respective Affiliates shall not operate or be construed as a waiver of any other or subsequent breach by such breaching party of such or any other provision.

Section 4.    Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission

(provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

If to Constar, to:

Constar International, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Michael J. Hoffman
Facsimile: (215) 552-3715

If to Crown, to:

Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Timothy J. Donahue
Facsimile: (215) 676-6011

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

Section 5.    Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

Section 6.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 7.    Dispute Resolution: Negotiation and Arbitration.

(a)    The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other written notice of any dispute not resolved in the ordinary course of business. Within ten Business Days after delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other Person who will accompany that executive.

(b)    Within 10 Business Days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 7 (and any of the parties’ submissions in contemplation hereof) shall be deemed Confidential Information and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

(c)    If the matter in dispute has not been resolved within 30 days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

(d)    The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Section 7, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within 30 days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

(e)    Resolution of disputes under the procedures of this Section 7 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 7.

Section 8.    Consent to Jurisdiction.  Crown and Constar hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and, in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with Section 7), and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

Section 9.    Successors and Assigns.  This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may assign its rights or delegate its duties and obligations under this Agreement without the prior written consent of the other party hereto. Notwithstanding the foregoing, Constar may, and hereby gives notice to Crown that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings, refinancings and replacements thereof.

Section 10.    Section Headings; Interpretive Issues.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Crown and Constar have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Crown and Constar and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.    Amendment.  This Agreement may not be amended or modified except by written instrument duly executed by the parties hereto.

Section 12.    Entire Agreement.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

Section 13.    Counterparts.  This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 14.    Effectiveness.  The terms of this Agreement shall not become effective until the completion of Constar’s initial public offering.

Section 15.    Certain Definitions.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Corporate Agreement dated November 20, 2002, between Crown and Constar.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSTAR INTERNATIONAL INC.

By:	/S/ JAMES C. COOK
Name: James C. Cook Title: Executive Vice President, Chief Financial Officer and Secretary

CROWN CORK & SEAL COMPANY, INC.

By:	/S/ TORSTEN J. KREIDER
Name: Torsten J. Kreider Title: Vice President - Planning & Development

Attest:

[Corporate Seal]

By:	/S/ WILLIAM T. GALLAGHER
Name: Willian T. Gallagher Title: Secretary

Schedule 1(c)(A)

Restricted Territory

For purposes of Section 1(c) of this Agreement, the Restricted Territory shall encompass the following countries:

Austria
Belgium
Canada
Chile
Denmark
Estonia
Finland
France
Germany
Greece
Iceland
Ireland
Italy
Latvia
Luxembourg
Martinique
Netherlands
Norway
Portugal
Russia
Spain
Sweden
Switzerland
Turkey
United Kingdom
United States
Venezuela
All Caribbean islands

Schedule 1(c)(B)

Limited PET Bottles

For purposes of Section 1(c)(iii) of this Agreement, Crown may produce and distribute the following types of PET bottles in the following markets:

•	bottles and preforms for wine equal to or smaller than 250 ml, globally;

•	miniature bottles and preforms for all uses (other than for spirits and spirit-based products) equal to or smaller than 50 ml, outside North America;

•
bottles and preforms for food, shampoo and agricultural products in the United Kingdom up to GBP 1,000,000 in annual sales, to be adjusted for inflation annually (as early in each year as practicable) as of December 31 of each year, retroactive to the beginning of the year;

•	bottles and preforms for spirits and spirit-based products equal to or smaller than 200 ml, globally; and

•	bottles and preforms for spirits, spirit-based products and wine larger than 200 ml (x) outside North America and (y) for Richards Packaging Inc. and H&H Products Co. (Florida), globally.

Limited Markets

For purposes of Section 1(c)(iv) of this Agreement, Crown’s FABA operations may engage in business with respect to the Limited Product Lines described below in the following countries:

Albania
Algeria
Belgium
Czech Republic
France
Germany
Greece
Hungary
Israel
Italy
Lebanon
Libya
Macedonia
Morocco
Romania
Russia
San Marino
Slovenia
Switzerland
Tunisia
United Kingdom (only through sales to Constar’s Sherburn facility)

Limited Product Lines

For purposes of Section 1(c)(iv) of this Agreement, Crown’s FABA operations may engage in business with respect to the following product lines:

•	bottles and preforms for edible oils and syrups;

•	bottles and preforms for personal care and cosmetics;

•	bottles for water for customers located in Italy and preforms for water; and

•
bottles for carbonated soft drinks for customers located in Italy and preforms for carbonated soft drinks; except that Crown will cause the FABA Companies (i) not to compete for the business of Diageo plc and the business produced by or on behalf of, directly or indirectly, The Coca-Cola Company, including, without limitation, Coca-Cola, Fanta, Sprite, Dasani, Minute Maid and other carbonated soft drinks, water, juices and other beverages, and (ii), notwithstanding anything herein to the contrary, not to engage in the production and distribution of multi-layer PET bottles and preforms.

Cosmetic and Fragrance Bottles

For purposes of Section 1(c)(v) of this Agreement, Cosmetic and Fragrance Bottles are defined as bottles and preforms for bottles that hold 4 ounces or less and supplied to health and beauty customers for use in cosmetic and fragrance products.

Restricted Markets

For purposes of Section 1(c)(x) of this Agreement, the Restricted Markets shall encompass the following countries:

Austria Belgium Czech Republic Denmark Finland France Germany Greece Hungary Ireland Italy Luxembourg Netherlands Norway Poland Portugal Romania Slovakia Spain Sweden Switzerland United Kingdom

Restricted Product Lines

For purposes of Section 1(c)(x) of this Agreement, Crown’s Specialty Bottles Europe operations may engage in business with respect to the following product lines:

•	bottles and preforms for personal care and cosmetics;

•	bottles and preforms for medical and pharmaceutical purposes;

•	bottles and preforms for industrial and household products;

•	bottles and preforms for beverages manufactured in Raku, Germany only up to Crown’s existing capacity on the date hereof; and

•	bottles and preforms for food manufactured in Hautot-sur-Mer and St. Germain, France.